As filed with the Securities and Exchange Commission on [ ], 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-153250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4235 Redwood Avenue
Marina Del Rey, California 90066
(Address of Principal Executive Offices) (Zip Code)

System1, Inc. 2022 Incentive Award Plan
System1, Inc. 2024 Stock Appreciation Rights Plan
(Full title of the plan)

Daniel Weinrot
General Counsel & Corporate Secretary
4235 Redwood Avenue
Marina Del Rey, California 90066
(Name and address for agent for service)

(310) 924-6037
(Telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk
Brent T. Epstein
Latham & Watkins LLP
10250 Constellation Blvd, Suite 1100
Los Angeles, California 90067
(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note:

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) by System1, Inc. (the “Registrant”), a Delaware corporation, to register (i) an additional 2,184,191 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which became available for issuance under the System 1, Inc. 2022 Incentive Award Plan (the “2022 Plan”) on January 1, 2024 due to an automatic annual increase provision therein and (ii) 3,453,138 shares of Class A Common Stock that have again become available for issuance under the 2022 Plan pursuant to its terms upon the forfeiture, expiration, lapse, termination, repurchase for an amount not greater than the purchase price or settlement in cash of awards previously granted under the 2022 Plan or upon the Company withholding shares of Class A Common Stock to satisfy tax withholding obligations, in each case, through December 31, 2023. The additional shares of Class A Common Stock registered hereby pursuant to the 2022 Plan are of the same class as other securities relating to the 2022 Plan for which Registration Statements on Form S-8 (Nos. 333-264522 and 333-276032) are effective.

The Registration Statement is also being filed for the purpose of registering (i) 23,800,000 shares of Class A Common Stock available for issuance pursuant to the System1, Inc. 2024 Stock Appreciation Rights Plan (the “2024 Plan”), which was adopted by the Registrant’s board of directors on April 23, 2024 and approved by the Registrant’s stockholders on June 11, 2024 and (ii) up to 7,140,000 shares of Class A Common Stock that may become available for issuance under the 2024 Plan pursuant to its terms upon the forfeiture, expiration, lapse, termination, repurchase for an amount not greater than the purchase price or settlement in cash of awards to be granted under the 2024 Plan or upon the Company withholding shares of Class A Common Stock to satisfy tax withholding obligations. The 2024 Plan provides for the grant of performance-based stock appreciation rights by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to the Registrant unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024 (File No. 001-39331);
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2023 (File No. 001-39331);
(c)	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024 (File No. 001-39331);

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on February 23, 2024, April 12, 2024, April 26, 2024 and June 14, 2024 (File No. 001-39331);
(e)	The description of the Company’s securities contained in Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 15, 2024 (File No. 001-39331), including any amendments or reports filed for purposes of updating such description.
All reports and other documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	February 2, 2022
4.2	Certificate of Amendment to Certificate of Incorporation of System 1, Inc.	8-K	001-39331	3.1	June 14, 2024
4.3	Second Amended and Restated Bylaws of System1, Inc.	8-K	001-39331	3.1	March 1, 2023
4.4	Description of System1, Inc.’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.	10-K	001-39331	4.2	June 6, 2023
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of PricewaterhouseCoopers LLP (Predecessor).					X
23.2	Consent of PricewaterhouseCoopers LLP (Successor).					X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
99.1	System1, Inc. 2022 Incentive Award Plan.	8-K	001-39331	10.2	February 2, 2022
99.2	System1, Inc. 2024 Stock Appreciation Rights Plan.	8-K	001-39331	10.1	June 14, 2024
107	Filing Fee Table.					X

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 20, 2024.

System1, Inc.

By: /s/ Michael Blend
Name: Michael Blend
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Blend and Tridivesh Kidambi, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michael Blend Michael Blend	Chief Executive Officer and Chairman (Principal Executive Officer)	June 20, 2024
/s/ Tridivesh Kidambi Tridivesh Kidambi	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2024
/s/ Ryan Caswell Ryan Caswell	Director	June 20, 2024
/s/ John Civantos John Civantos	Director	June 20, 2024
/s/ Dexter Fowler Dexter Fowler	Director	June 20, 2024
/s/ Caroline Horn Caroline Horn	Director	June 20, 2024
/s/ Moujan Kazerani Moujan Kazerani	Director	June 20, 2024
/s/ Tanmay Kumar Tanmay Kumar	Director	June 20, 2024
/s/ Frank R. Martire, Jr. Frank R. Martire, Jr.	Director	June 20, 2024
/s/ Taryn Naidu Taryn Naidu	Director	June 20, 2024
/s/ Jennifer Prince Jennifer Prince	Director	June 20, 2024
/s/ Charles Ursini Charles Ursini	Director	June 20, 2024